Exhibit 10.4

Amaero Inc.

Non-Employee Director Compensation Policy

This Non-Employee Director Compensation Policy (the “Policy”) sets forth the compensation to be provided to each non-employee director of the Company (each, an “Eligible Director”), unless such Eligible Director declines or waives in advance the receipt of such cash or equity compensation by written notice to the Company. This Policy supersedes any existing Company policy regarding cash compensation and grants of equity awards to its Non-Employee Directors. Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of any compensation such Non-Employee Director receives under this Policy.

CASH COMPENSATION

•
Annual Retainer. An annual cash retainer of $115,000 for each Eligible Director serving on the Board.
•
Additional Annual Retainers – Committee Chair. An additional annual cash retainer for serving as a chair of specified committees of the Board:
o
The chair of the Audit Committee of the Board shall receive an additional $25,000 annually; and
o
The chair of the Compensation Committee of the Board shall receive an additional $20,000 annually.

All cash compensation shall be payable quarterly in arrears, and pro-rated for the Eligible Director’s period of service on the Board or service as committee chair, as applicable.

EQUITY COMPENSATION

For each Eligible Director, an award of Restricted Stock Units (“RSUs”) granted under the Company’s 2026 Equity Incentive Plan (or its successor equity plan) (the “Plan”) and the applicable form of Award Agreement previously approved by the Board for use under the Plan, as follows:

•
Annual Awards. Each Eligible Director who (i) serves on the Board as of the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) beginning with the 2027 Annual Meeting and (ii) will continue to serve as an Eligible Director immediately following such Annual Meeting, shall be automatically granted, on the date of such Annual Meeting, an award of RSUs in respect of a number of shares of Common Stock having a grant date fair value equal to $115,000 (the “Annual Award Grant Value”), with the number of awarded RSUs determined by dividing the Annual Award Grant Value by the volume weight average of the market price of the Common Stock for the five trading days immediately preceding the Annual Meeting and shall vest in full on the first anniversary of the grant date subject to the Eligible Director remaining a Service Provider (as defined in the Plan); and
•
Pro-Rata Awards. Each Eligible Director who is initially elected or appointed to the Board after the Effective Date and other than at an Annual Meeting, shall be granted, an award of RSUs in respect of a number of shares of Common Stock having a grant date fair value equal to a pro-rated portion of the Annual Award Grant Value determined based on a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the Annual Meeting preceding such election or appointment and ending on the effective date of such Eligible Director’s election or appointment, and the denominator of which is 365 (the “Pro-Rata Award Grant Value”), with the number of awarded RSUs determined by dividing the Pro-Rata Award Grant Value by the by the volume weight average of the market price of the Common

Stock for the five trading days immediately preceding the effective date of the Eligible Director’s election or appointment (the “Pro-Rata Award”). Each such Pro-Rata Award shall vest in full immediately prior to the first Annual Meeting following the grant date subject to the Eligible Director remaining a Service Provider. For the avoidance of doubt, no Eligible Director shall be granted more than one Pro-Rata Award.

EXPENSE REIMBURSEMENT

Reimbursement for reasonable and documented travel and related expenses associated with attendance at meetings of the Board or a committee thereof and for reasonable and documented expenses related to attendance at a director continuing education programs that are relevant to a director’s service on the Board which attendance is approved by the Chief Financial Officer of the Company.

SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is intended that this Policy and all payments under this Policy be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided under this Policy will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Policy will be interpreted to be so exempt or comply. In no event will the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Non-Employee Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A or otherwise.

EFFECTIVE DATE; AMENDMENT

This Policy shall be effective as of August 6, 2026, subject to stockholder approval (the “Effective Date”).

The Board may amend, modify or terminate this Policy at any time. Termination of this Policy will not affect the Board’s ability to exercise the powers granted to it under this Policy or the Plan with respect to awards granted before the date of such termination.